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                                                                   EXHIBIT 10.25



                              DRY LEASE AGREEMENT





     This Agreement, made and entered into this First day of April, 1997, by and between Virtual Village Aircraft, Inc., a corporation incorporated under the laws of the State of Delaware, with principal offices at 500 North Central Expressway, Suite 202, Plano, Texas, 75074, (hereinafter referred to as "LESSOR"), and Daisytek International Corporation, a corporation incorporated under the laws of the State of Delaware, with principal offices at 500 North Central Expressway, Suite 500, Plano, Texas, 75074, (hereinafter referred to as "LESSEE");

     W I T N E S S E T H , that

     WHEREAS, LESSOR is the registered OWNER of that certain civil AIRCRAFT bearing the United States Registration Number N129DH ("the AIRCRAFT" or "AIRCRAFT") ; and of the type Pilatus PC-12 ;

     WHEREAS, LESSOR and LESSEE desire to lease said AIRCRAFT on a "DRY LEASE" basis defined in Section 91.54 of the Federal Aviation Regulations [FAR].



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     NOW THEREFORE, LESSOR AND LESSEE, declaring their intention to enter into and be bound by this DRY LEASE AGREEMENT, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

      1. For the sum of One hundred seventy two thousand eight hundred dollars ($172,800.00) LESSOR agrees to lease the AIRCRAFT to LESSEE for the period of Twelve (12) calendar months. LESSEE shall pay LESSOR the above stated amount in twelve equal monthly installments, Fourteen thousand four hundred dollars ($14,400.00) payable on the First day of each month.

                The AIRCRAFT shall be delivered to LESSEE at McKinney
           Municipal Airport in McKinney, Texas on April 01, 1997, at which time LESSEE shall inspect the AIRCRAFT to the extent deemed necessary. LESSEE shall have five (5) flight hours following delivery of the AIRCRAFT in which to notify LESSOR in writing of any defects in the AIRCRAFT or its equipment or accessories. If, at the end of such period, LESSOR has not received such notification, it shall be conclusively presumed between the parties that LESSEE has fully inspected the AIRCRAFT having knowledge that it is in good condition and repair and that LESSEE is satisfied with and has accepted the AIRCRAFT in such condition and repair.

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      2.        This Lease shall commence on April 01, 1997 and continue for one year after said date. Thereafter, this Lease shall be automatically renewed on a month to month basis, unless sooner terminated by either party as hereinafter provided. Either party may at any time terminate this Lease upon thirty (30) days written notice to the other party, delivered personally or by certified mail, return receipt requested, at the address for said party as set forth above. Upon any termination of this Lease, the parties shall equitably adjust any prepaid items or amounts owing as of such date of termination.

      3. This Lease shall entitle LESSEE to an aggregate of Three Hundred (300) flight hours during the initial Twelve (12) month term. LESSEE shall have the right to use of the AIRCRAFT in excess of said Three Hundred (300) flight hours, provided, however, that LESSEE and LESSOR shall mutually agree upon an equitable pro rata allocation of all AIRCRAFT costs relating to such excess usage.

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      4.        Neither LESSEE nor LESSOR will make the AIRCRAFT available for hire within the meaning of the Federal Aviation Regulations.
           The AIRCRAFT is to be operated strictly in accordance with 14 C.F.R.
           Part 91.


      5. At all times during the term of this Lease, LESSEE and LESSOR shall cause to be carried and maintained, at their own respective cost and expense, the policies and types of insurance described on
           Schedule I attached hereto.

      6. LESSEE may operate the AIRCRAFT only for the purposes and within the geographical limits set forth in the insurance policy or policies obtained in compliance with Paragraph Five of this Lease. The AIRCRAFT shall be operated at all times in accordance with the flight manual and all manufacturer's suggested operating procedures. Furthermore, LESSEE shall not use the AIRCRAFT in violation of any foreign, federal, state, territorial, or municipal law or regulation and shall be solely responsible for any fines, penalties, or forfeitures occasioned by any violation by LESSEE. If such fines or penalties are imposed on LESSOR and paid by LESSOR, LESSEE shall reimburse LESSOR for the amount thereof within thirty (30) days of receipt by LESSEE of written demand from LESSOR. LESSEE will not base the AIRCRAFT, or permit it to be based, outside the limits of the United States of America, without the written consent of LESSOR.

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                The AIRCRAFT shall be flown only by certified and qualified pilots who meet all qualifications established by the policies of insurance described in Paragraph Five of this Lease. The AIRCRAFT shall be maintained only by certified and qualified mechanics. In the event the insurance on the AIRCRAFT would be invalidated because LESSEE is unable to obtain certified and qualified pilots and mechanics, LESSEE shall not operate the AIRCRAFT until such time as certified and qualified pilots and mechanics are obtained and insurance on the AIRCRAFT is made valid. LESSEE will not directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to the AIRCRAFT, except any lien created, incurred, assured or permitted by LESSOR. LESSEE will promptly, at its own expense, take such action as may be necessary to discharge any lien not excepted above if the same shall arise at any time.


      7. LESSEE agrees to permit LESSOR or any authorized agent to inspect the AIRCRAFT at any reasonable time and to furnish any information in respect to the AIRCRAFT and its use that LESSOR may reasonably request.


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      8.        Except in accordance with other written agreements entered into subsequent to the date of this Lease between LESSEE and LESSOR regarding maintenance of the AIRCRAFT, LESSEE shall not have the right to alter, modify, or make additions or improvements to the AIRCRAFT without the written permission of the LESSOR. All such alterations, modifications, additions, and improvements as are so made shall become the property of LESSOR and shall be subject to all of the terms of this Lease.

      9. The registration of and title to the AIRCRAFT shall be in the name of the LESSOR, and the AIRCRAFT, at all times during the term of this Lease or any extension, shall bear United States of America registration markings. All responsibility and obligations in regard to the operation of the Aircraft as above owned, registered, and marked shall be borne by LESSEE during the term of this Lease.

      10. LESSOR shall pay or cause to be paid all taxes incurred by reason of ownership of the AIRCRAFT during the term of this Lease, including personal property taxes. LESSEE shall pay all taxes associated with LESSEE'S use of the AIRCRAFT on LESSEE'S own business, including landing fees, fuel taxes, and any other taxes or fees which may be assessed against a specific flight by LESSEE.


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      11.       LESSEE shall not assign this Lease or any interest in the
           AIRCRAFT, or sublet the AIRCRAFT, without prior written consent of LESSOR. Subject to the foregoing, this Lease inures to the benefit of, and is binding on, the heirs, legal representatives, successors, and assigns of the parties.

      12. LESSEE shall immediately notify LESSOR of each accident involving the AIRCRAFT, which notification shall specify the time, place, and nature of the accident or damage, the names and addresses of parties involved, persons injured, witnesses, and owners of properties damaged, and such other information as may be known. LESSEE shall advise LESSOR of all correspondence, papers, notices, and documents whatsoever received by LESSEE in connection with any claim or demand involving or relating to the AIRCRAFT or its operation, and shall aid in any investigation instituted by LESSOR and in the recovery of damages from third persons liable therefor.

      13. On the termination of this Lease by expiration or otherwise, LESSEE shall return the AIRCRAFT to LESSOR at McKinney Municipal Airport, in McKinney, Texas, in as good operating


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           condition and appearance as when received, ordinary wear, tear and deterioration excepted, and shall indemnify LESSOR against any claim for loss or damage occurring prior to the actual physical delivery of the AIRCRAFT to LESSOR.

      14. This Lease constitutes the entire understanding between the parties, and any change or modification must be in writing and signed by both parties.

      15. This Lease is entered into under, and is to be construed in accordance with, the laws of the State of Texas.

      16. The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of the Agreement.

      17. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall


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           be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision which would be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by an judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.




                           TRUTH IN LEASING STATEMENT

     The AIRCRAFT, a Pilatus PC-12, manufacture's serial number 140, currently registered with the Federal Aviation Administration as N129DH, has been maintained and inspected under FAR Part 91 during the 12 month period preceding the date of this Lease.

     The AIRCRAFT will be maintained and inspected under FAR Part 91 for operations to be conducted under this Lease. During the duration of this Lease, Daisytek International Corporation, with principal offices at 500 North Central Expressway, Suite 500, Plano, Texas, 75074, is considered responsible for Operational Control of the AIRCRAFT under this Lease.

     An explanation of factors bearing on Operational Control and pertinent Federal Aviation Regulations can be obtained from the nearest FAA Flight Standards District Office.

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     The "instructions" for compliance with Truth In Leasing Requirements"
attached hereto are incorporated herein by reference.

     I, The Undersigned Mark C. Layton, as President of Daisytek International Corporation, with principal offices at 500 North Central Expressway, Suite 500, Plano, Texas, 75074, certify that I am responsible for operational control of the AIRCRAFT and that I understand my responsibilities for compliance with applicable Federal Aviation Regulations.



IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year above written.

                                             Virtual Village Aircraft, Inc.
                                    By:  /s/ JOHN W. WARD
                                             John W. Ward
                                             Vice President


                                             Daisytek International Corporation
                                    By:  /s/ MARK C. LAYTON
                                             Mark C. Layton
                                             President


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                        INSTRUCTIONS FOR COMPLIANCE WITH
                         TRUTH IN LEASING REQUIREMENTS


1. Mail a copy of the Lease agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. requires that the copy be sent within twenty-four hours after it is signed):

                         Federal Aviation Administration
                         Aircraft Registration Branch
                         ATTN: Technical Section
                         P.O. Box 25724
                         Oklahoma City, Oklahoma   73125

2. Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this Lease agreement.

3.   Carry a copy of the Lease agreement in the AIRCRAFT at all times.


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